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Zurich Life Insurance Company of New York
153 W. 51st Street, New York, New York

Administrative Office:
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801

LOAN ENDORSEMENT

As used in this Endorsement, "contract" means the contract or certificate to which this endorsement is attached. The provisions of this endorsement apply to the contract while the contract is held as part of a qualified plan as defined under Section 403(b) or Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code").

Loan Provisions

     1. You must sign a loan agreement in the form prescribed by us. The loan will be subject to the terms and conditions of the loan agreement to the extent such provisions are not inconsistent with the terms of this endorsement.

     2. We may defer the granting of a loan for six months from Our receipt of a written loan request.

     3. All debt must be repaid prior to the transfer or direct rollover of contract value to any other annuity contract.

     4. Loans will be charged interest daily equal to a 5.50% annual effective interest rate.

     5. The definition of "Contract Value" in the contract will be modified to mean the sum of the Dollar Cost Averaging Fixed Account Contract Value plus the Separate Account Contract Value plus the value used to secure the loan.

     6. The value used to secure the loan will accumulate interest at a 1.50% annual effective interest rate.

     7. Any amount payable under the contract on death or withdrawal of the entire Contract Value during the accumulation period will first be reduced to repay debt.

     8. Any amount applied towards annuitization under the contract will first be reduced to repay debt.

     9.   Interest not paid when due will be added to the existing loan.

     10. If total indebtness exceeds loan value, we may cancel this contract with 30 days prior notice.

Signed for the Zurich Life Insurance Company of New York at its home office in New York, New York.


/s/ Jeffrey A. Worf                                    /s/ Jim Harlin
-------------------------                              -------------------------
       Secretary                                              President